As filed with the Securities and Exchange Commission on December 9, 2015

Registration No. 333-101601

Registration No. 333-135960

Registration No. 333-153120

Registration No. 333-206414

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-101601

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-135960

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-153120

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-206414

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CTI GROUP (HOLDINGS) INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0308583
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

333 North Alabama Street, Suite 240,

Indianapolis, IN 46204

(Address of Principal Executive Offices) (Zip Code)

CTI Group (Holdings) Inc. Amended and Restated Stock Option and Restricted Stock Plan

Option Grant to A. Burt dated February 27, 1999

Option Grant to A. Burt dated May 25, 1999

Option Grant to T. Indrakumar dated February 27, 1998

Option Grant to A. Khan dated October 1, 1999

CTI Group (Holdings) Inc. Stock Incentive Plan

CTI Group (Holdings) Inc. Stock Incentive Plan, as Amended

CTI Group (Holdings) Inc. 2015 Stock Incentive Plan

(Full title of the plans)

Manfred Hanuschek

Chief Executive Officer and President

CTI Group (Holdings) Inc.

333 North Alabama Street, Suite 240

Indianapolis, IN 46204

(317) 262-4666

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Chad J. Rubin

Duane Morris LLP

30 S. 17th Street

Philadelphia, Pennsylvania 19103

(215) 979-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of CTI Group (Holdings) Inc., a Delaware corporation (the “Company”):

•	Registration Statement No. 333-101601, filed with the Securities and Exchange Commission (the “SEC”) on December 2, 2002, registering 4,410,000 shares of the Company’s Class A common stock, par value $0.01 per share (“Shares”), under the CTI Group (Holdings) Inc. Amended and Restated Stock Option and Restricted Stock Plan, Option Grant to A. Burt dated February 27, 1998, Option Grant to A. Burt dated May 25, 1999, Option Grant to T. Indrakumar dated February 27, 1998, and Option Grant to A. Khan dated October 1, 1999;
•	Registration Statement No. 333-135960, filed with the SEC on July 21, 2006, registering 3,000,000 Shares under the CTI Group (Holdings) Inc. Stock Incentive Plan;
•	Registration Statement No. 333-153120, filed with the SEC on August 21, 2008, registering 3,000,000 Shares under the CTI Group (Holdings) Inc. Stock Incentive Plan, as amended; and
•	Registration Statement No. 333-206414, filed with the SEC on August 14, 2015, registering 5,000,000 Shares under the CTI Group (Holdings) Inc. 2015 Stock Incentive Plan.

The Company is filing this Amendment to withdraw and remove from registration the registered, unissued and unsold securities issuable by the Company pursuant to the Registration Statements.

On October 18, 2015, the Company entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Enghouse Systems Limited., an Ontario corporation (“Parent”), and New Acquisitions Corporation., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, on December 7, 2015, Purchaser merged with and into the Company (the “Merger”) and, in connection with the Merger, each outstanding share of the Company’s Class A common stock (“Shares”), par value $0.01 per share (except for those Shares owned by Purchaser, Parent and the Company and its subsidiaries and except for Shares with respect to which appraisal rights were perfected under applicable law) were canceled and converted into the right to receive an amount equal to $0.61 per Share, without interest and less any applicable withholding taxes. As a result of the Merger, the Company became a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on this December 9, 2015.

CTI GROUP (HOLDINGS) INC.

By:	/s/ MANFRED HANUSCHEK
	Name:	Manfred Hanuschek,
	Title:	Chief Executive Officer and President

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.